K&L GATES LLP STATE STREET FINANCIAL CENTER ONE LINCOLN STREET BOSTON, MA 02111-2950 T 617.261.3100 F 617.261.3175 klgates.com

July 28, 2023

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC

900 North Michigan Avenue

Chicago, Illinois 60611

Dear Sirs or Madams:

This opinion is furnished in connection with the registration by Grosvenor Registered Multi-Strategy Fund (TI 1), LLC, a Delaware limited liability company (the “Fund”), of shares of beneficial interest, no par value per share (“Shares”), under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-2 (File No. 333-266408), as amended (“Registration Statement”), in the amounts set forth in such Registration Statement.

As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Amended and Restated Limited Liability Company Agreement of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable (except as described in the Registration Statement) shares of beneficial interest of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very truly yours,

/s/ K&L Gates LLP